UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2022

TARONIS FUELS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-56101	32-0547454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

24980 N. 83rd Avenue, Suite 100

Peoria, AZ 85383

(Address of principal executive offices) (Zip Code)

(866) 370-3835

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 8, 2022, Tech Capital, LLC (“Tech Capital”), the lender under the Loan and Security Agreement, dated as of October 21, 2020 (as amended, the “Loan Agreement”), by and among Tech Capital, Taronis Fuels, Inc. (the “Company”), and certain subsidiaries of the Company, provided a notice of default (the “Notice of Default”) to the Company alleging a material adverse change in the Company’s business and financial condition as the result of: the ongoing investigation of the Company by the Securities and Exchange Commission; possible outcomes of such investigation, including without limitation potential disgorgement of amounts raised by the Company in private placements in 2020 and the potential payment of civil penalties by the Company; and the inability of the Company to raise capital in light of such possible outcomes.

Pursuant to the Notice of Default, the rate of interest on the obligations outstanding under the Loan Agreement increased immediately by 5%. Tech Capital reserved the right to exercise its other rights and remedies under the Loan Agreement, including, without limitation, ceasing to make advances under the Loan Agreement, accelerating all obligations outstanding under the Loan Agreement, and terminating the Loan Agreement. As of March 14, 2022, approximately $5.2 million was outstanding under the Loan Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2022, the Company’s Board of Directors appointed Jered Ruyle as the President and Chief Executive Officer of the Company, and as a director of the Company, each effective immediately. Mr. Ruyle had previously served as interim President and Chief Executive Officer of the Company since November 30, 2021.

There are no family relationships between Mr. Ruyle and any of the Company’s directors or executive officers. There have been no related party transactions involving Mr. Ruyle (or any of his immediate family members) required to be disclosed pursuant to Item 404(a) of Regulation S-K, other than (i) Mr. Ruyle and his father purchased an aggregate of 66,668 shares of common stock from the Company in a private placement closing on June 4, 2021 for an aggregate purchase price of $200,004, and (ii) following the Company’s acquisition of the Ruyle family’s packaged gas business in 2018, Mr. Ruyle’s father and brother have been employed by the Company and several members of the Ruyle family directly or indirectly lease properties to the Company. Mr. Ruyle has entered into the Company’s standard form of indemnification agreement. The Board has not yet made a determination as to Mr. Ruyle’s compensation for his service as the Company’s President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2022	TARONIS FUELS, INC.

	By:	/s/ Jered Ruyle
	Name:	Jered Ruyle
	Title:	President and Chief Executive Officer